Exhibit 99.1

♦ News ♦

FOR IMMEDIATE RELEASE: May 5, 2005

CONTACT:
Hytek Microsystems, Inc.	Financial Relations Board
John F. Cole	Laurie Berman
President & CEO	(310) 854-8315
(775) 883-0820

HYTEK REPORTS FISCAL 2005 FIRST QUARTER RESULTS

Carson City, NV - May 5, 2005 - Hytek Microsystems, Inc. (OTC Bulletin Board: HTEK.OB) today announced fiscal 2005 first quarter financial results.

Net revenues for the first quarter ended April 2, 2005 increased approximately 26% to $3,111,000 from $2,466,000 for the first quarter ended April 3, 2004. The increase was primarily the result of increased sales of medical products to Medtronic, Inc. and other custom hybrids, partially offset by a decrease in military sales to Chesapeake Sciences Corporation.

Net loss for the first quarter ended April 2, 2005 was $2,000, or $0.00 per diluted share, compared to net income of $60,000, or $0.02 per diluted share, for the first quarter of 2004. Last year, net income was aided by an accumulation of scrap recovery totaling approximately $119,000, which reduced cost of sales during the first quarter ended April 3, 2004. Conversely, during the first quarter of fiscal 2005, net income was depressed as a result of costs relating to the pending merger with Natel Engineering of approximately $160,000.

“We were successful in our goal to essentially break even for the first fiscal quarter of 2005,” noted John Cole, Hytek’s President and CEO. “Although earnings were depressed as the result of pending merger-related expenses, these expenses were planned,” continued Cole.

On January 24, 2005, Hytek received notice from Medtronic that it would place no further purchase orders with Hytek. Medtronic had indicated previously that it intended to develop an internal source of supply for one of the Company’s products based upon its own business considerations. Medtronic confirmed to Hytek that its discontinuation of purchases from Hytek was not based upon any dissatisfaction with the quality of the products manufactured by Hytek for Medtronic.

On February 14, 2005, Hytek Microsystems, Inc. announced that it had entered into a merger agreement with Natel Engineering Co., Inc. The pending merger transaction is conditioned on obtaining requisite approval from the shareholders of Hytek and other customary closing conditions. The companies expect to close the transaction during the second quarter of 2005.

-more-

Hytek Reports Fiscal 2005 First Quarter Results

May 5, 2005

The report of independent auditors on Hytek’s financial statements for the fiscal year ended January 1, 2005 includes an explanatory paragraph indicating there is substantial doubt about Hytek’s ability to continue as a going concern.

Founded in 1974 and headquartered in Carson City, Nevada, Hytek specializes in hybrid microelectronic circuits that are used in military applications, geophysical exploration, medical instrumentation, satellite systems, industrial electronics, opto-electronics and other OEM applications.

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. All forward-looking statements involve risks and uncertainties. In particular, any statements contained herein regarding the consummation of the pending merger are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of Hytek, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements include, among other things, the ability to meet all of the contractual closing conditions to the merger (including a working capital condition and supermajority shareholder approval), overall economic and business conditions, the demand for Hytek’s goods and services, competitive factors in the industries in which Hytek competes and changes in government regulations.

Additional Information and Where to Find It

Hytek Microsystems, Inc. has filed a definitive proxy statement in connection with the merger transaction involving Hytek Microsystems, Inc., Natel Engineering Company, Inc. and Natel Merger Sub. Securityholders are urged to read the definitive proxy statement regarding the proposed merger because it contains important information about the transaction. The definitive proxy statement has been filed with the Securities and Exchange Commission by Hytek Microsystems, Inc. and securityholders may obtain a free copy of the definitive proxy statement and other documents filed by Hytek Microsystems, Inc. with the Securities and Exchange Commission at the Securities and Exchange Commission’s web site at http://www.sec.gov. The definitive proxy statement and these other documents may also be obtained for free from Hytek Microsystems, Inc.’s Corporate Secretary at 400 Hot Springs Road, Carson City, NV 89706.

Hytek Microsystems, Inc. and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Hytek Microsystems, Inc. with respect to the transactions contemplated by the merger agreement. Information regarding such officers and directors is included in Hytek Microsystems, Inc.’s Proxy Statement for its 2005 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on April 6, 2005. This document is available free of charge at the Securities and Exchange Commission’s web site at http://www.sec.gov and from Hytek Microsystems, Inc.’s Corporate Secretary at 400 Hot Springs Road, Carson City, NV 89706.

Note: News releases and other information regarding Hytek Microsystems can be accessed on the Internet at http://www.hytek.com, or at http://www.financialrelationsboard.com.

[Financial Tables Follow]

Hytek Reports Fiscal 2005 First Quarter Results

May 5, 2005

HYTEK MICROSYSTEMS, INC.

CONDENSED FINANCIAL SUMMARY

(Audited)

(In thousands, except per share data)

CONDENSED STATEMENTS OF OPERATIONS DATA

	Three Months Ended
	4/2/05	4/3/04
Net revenues	$3,111	$2,466

Net income (loss)	$(2)	$60

Basic net income (loss) per share	$0.00	$0.02
Diluted net income (loss) per share	$0.00	$0.02

Shares used in the calculation of net income (loss) per share

Basic	3,256	3,256
Diluted	3,256	3,277

CONDENSED BALANCE SHEET DATA

	4/2/05	1/1/05
Assets

Current assets	$4,621	$4,475
Net property, plant and equipment	$666	$710
Other assets	$11	$11

Total assets	$5,298	$5,196

Liabilities and equity

Current liabilities	$2,512	$2,409
Long-term debt obligations	$0	$0
Shareholders’ equity	$2,786	$2,787

Total liabilities and equity	$5,298	$5,196

# # #